Exhibit 4.2

AMENDMENT NO. 1 TO TAX BENEFITS PRESERVATION PLAN

This Amendment No. 1 to that certain Tax Benefits Preservation Plan (this “Amendment”) is made and entered into as of March 13, 2025, by and between Triumph Group, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”), and amends that certain Tax Benefits Preservation Plan, dated March 11, 2022, effective as of March 13, 2022 (the “Plan”), by and between the Company and the Rights Agent. All capitalized terms used but not defined herein shall have the meanings given to such terms in the Plan.

WHEREAS, the Board of Directors of the Company has determined it is advisable and in the best interests of the Company and its stockholders to amend certain provisions of the Plan;

WHEREAS, no Person has become an Acquiring Person;

WHEREAS, Section 27 of the Plan provides that prior to the Distribution Date, the Company may, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Plan without the approval of any holders of shares of Common Stock;

WHEREAS, this Amendment is permitted by Section 27 of the Plan and the Company desires to supplement and amend the Plan as set forth below; and

WHEREAS, pursuant to Section 27 of the Plan, the Company hereby directs that the Plan shall be amended as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

Section 1.
Amendments to Section 1. Section 1 of the Plan is hereby amended as follows:

a.
The references to “March 13, 2023” in clause (w) shall be removed and replaced with “March 13, 2026”.

b.
The reference to “March 13, 2025” in clause (w) shall be removed and replaced with “March 13, 2028”.

Section 2.
Amendments to Section 7. Section 7 of the Plan is hereby amended as follows:

a.
Section 7(a) shall be replaced in its entirety with the following:

“(a) Subject to Section 7(e) hereof, at any time after the Distribution Date, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof properly completed and duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, accompanied by a Signature Guarantee and such other documentation as the Rights Agent may reasonably request, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the Final Expiration Date, (ii) the time at which the Rights are redeemed or exchanged as provided in Section 23 or Section 24 hereof, respectively, (iii) the time at which the Board determines that this Agreement is no longer necessary or desirable for the preservation of Tax Benefits, (iv) the close of business on the first day of a taxable year of the Company to which the Board determines that no Tax Benefits, once realized, as applicable, may be carried forward, and (v) the time immediately prior to the effectiveness of the merger as contemplated by the Agreement and Plan of Merger, dated as of February 2, 2025, among the Company, Titan BW Acquisition Holdco Inc. and Titan BW Acquisition Merger Sub Inc. (the earliest of (i)-(v) being herein referred to as the “Expiration Date”).”

b.
The reference to “$105.00” in clause (b) shall be removed and replaced with “$125.00”.

Section 3.
Amendments to Section 22. Section 22 shall be replaced in its entirety with the following:

“Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by the Board to reflect any adjustment or change in the Purchase Price and the number or kind or class of shares or other securities or property purchasable under the Rights Certificates, or other change, in each case, made in accordance with the provisions of this Agreement.  In addition, in connection with the issuance or sale of shares of Common Stock following the Distribution Date and prior to the redemption, exchange or expiration of the Rights, the Company (a) shall, with respect to shares of Common Stock so issued or sold (x) pursuant to the exercise of stock options or pursuant to awards under any employee plan or arrangement, which stock options or awards are outstanding as of the Distribution Date, or (y) upon the exercise, conversion or exchange of securities issued by the Company after the date of this Agreement (except as may otherwise be provided in the instrument(s) governing such securities), and (b) may, in any other case, if deemed necessary or appropriate by the Board, issue Rights Certificates representing the appropriate number of Rights in connection with such issuance or sale; provided, however, that (i) no such Rights Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Rights Certificate would be issued, and (ii) no such Rights Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof.”

Section 4.
Amendments to Section 23. The following clause (d) shall be added to the end of Section 23 as follows:

“(d) For the avoidance of doubt, the Rights shall no longer be exercisable, and this Agreement shall terminate and have no further force and effect, on the Expiration Date.”

Section 5.
Amendments to Section 26. The address for the Company in clause (a) shall be removed and replaced with the following:

Triumph Group, Inc.
555 E Lancaster Avenue
Suite 400
Radnor, Pennsylvania
Attention: Jennifer H. Allen

Section 6.
Amendments to Exhibits.

a.
All references to “March 13, 2025” in Exhibit B (the Form of Rights Certificate) and Exhibit C (the Form of Summary of Rights) to the Plan shall be removed and replaced with “March 13, 2028”.

b.
All references to “March 13, 2023” in Exhibit B (the Form of Rights Certificate) and Exhibit C (the Form of Summary of Rights) to the Plan shall be removed and replaced with “March 13, 2026”.

c.
All references to “$105.00” in Exhibit B (the Form of Rights Certificate) and Exhibit C (the Form of Summary of Rights) to the Plan shall be removed and replaced with “$125.00”.

d.
The fifth paragraph in Exhibit C (the Form of Summary of Rights) to the Plan shall be removed and replaced with the following:

“The Rights are not exercisable until the Distribution Date and will expire at the earliest of (i) 5:00 P.M. (New York City time) on March 13, 2026 or 5:00 P.M., New York City time, on March 13, 2028 if the Tax Benefits Preservation Plan is approved by the stockholders of the Company by a vote of the majority of the votes cast by the holders of shares entitled to vote thereon at the next annual meeting of the stockholders of the Company prior to 5:00 P.M., New York City time, on March 13, 2026, (ii) the time at which the Rights are redeemed or exchanged as provided in the Tax Benefits Preservation Plan, (iii) the time at which the Board determines that the Tax Benefits Preservation Plan is no longer necessary or desirable for the preservation of Tax Benefits, (iv) the close of business on the first day of a taxable year of the Company to which the Board determines that no Tax Benefits, once realized, as applicable, may be carried forward, and (v) the time immediately prior to the effectiveness of the merger as contemplated by the Agreement and Plan of Merger, dated as of February 2, 2025, among the Company, Titan BW Acquisition Holdco Inc. and Titan BW Acquisition Merger Sub Inc.”

Section 7.
Effect of this Amendment. It is the intent of the parties hereto that this Amendment constitutes an amendment of the Plan as contemplated by Section 27 thereof. This Amendment shall be deemed effective as of the date hereof as if executed by both parties hereto on such date. Except as expressly provided in this Amendment, the terms of the Plan shall remain in full force and effect.

Section 8.
Entire Agreement. This Amendment, together with the Plan, contains the entire understanding of the parties hereto with reference to the transactions and matters contemplated hereby and supersedes all prior agreements, written or oral, between the parties hereto.

Section 9.
Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware (without giving effect to the conflicts of laws principles thereof) and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

Section 10.
Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that notwithstanding anything in this Amendment to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board of Directors of the Company determines in its good faith judgment that severing such invalid, void or unenforceable term(s), provision(s), covenant(s) or restriction(s) from this Amendment would adversely affect the purpose or effect of this Amendment, then the right of redemption set forth in Section 23 of the Plan shall be reinstated and shall not expire until the close of business on the tenth Business Day (as defined in the Plan) following the date of such determination by the Board of Directors of the Company; and provided, further, that notwithstanding anything in this Amendment to the contrary, if any such excluded term(s), provision(s), covenant(s) or restriction(s) shall materially and adversely affect the rights, immunities, duties or obligations of the Rights Agent, then the Rights Agent shall be entitled to resign immediately. Without limiting the foregoing, if any provision requiring a specific group of directors of the Company to act is held by any court of competent jurisdiction or other authority to be invalid, void or unenforceable, then such determination shall then be made by the Board of Directors of the Company in accordance with applicable law and the Certificate of Incorporation and Amended and Restated Bylaws of the Company, as may be amended from time to time.

Section 11.
Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

Section 12.
Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

TRIUMPH GROUP, INC.
By:	/s/ Jennifer H. Allen
Name: Jennifer H. Allen
Title: Chief Administrative Officer, Senior Vice President, General Counsel & Secretary
COMPUTERSHARE TRUST COMPANY, N.A.
By:	/s/ Ralph Stock
Name: Ralph Stock
Title: Manager, Client Management

[Signature Page to Amendment No. 1 to Tax Benefits Preservation Plan]